Lease Contract of Premises

Leaser: Tianjin Milk Goat Dairy Co., Ltd.	Lessee: Tianjin Yayi Industrial Co., Ltd.
Business license No.: 120193000005194	Business license No.: 120193000003231
Address: 6-2-801, Tianfa Technology Park,	Address: C Unit, 4th floor, D1, Xinmao
Huayuan Industrial Park	Technology Park, Huayuan Industrial Park
Postal code: 300384	Postal code: 300384
Tel: 58691665	Tel: 88239888

In accordance with related laws and regulations, both parties have reached agreement on the following:
1.	The premises to be leased
The leaser leases a leasehold with a total area of about 30,165 square meters to the lessee, including a three-story building of milk powder and milk tablet workshops with an area of 13,365 square meters, a two-story building of liquid milk workshop with an area of 6,360 square meters, and a three-story building of warehouses with an area of 10,440 square meters.
The function of the leasehold is to be used as workshops and warehouses, all of which will be leased to the lessee for use. If the lessee needs to change the function, it must have the leaser’s written consent. All the procedures required for changing the function should be covered by the lessee as per related regulation of the government. All expenses required for changing the function should be paid by the lessee.
The leasehold is leased as a whole, which the lessee should manage on its own. The premises and warehouse involved should be constructed in accordance with the standards requested by the lessee.
2.	Lease term
The lease term is 21 years, starting from September 1, 2008 till August 30, 2029.
Twelve months before the end of the term, with the lessee’s proposal and the leaser’s consent, both parties will sign a new lease contract about the leasehold. Under the same leasing conditions, the lessee has the priority.
During the construction, the lessee has the right to stop the construction action which is not up to the requirement of the attachment. Only after the leaser has corrected its action according to the construction standard stated in the attachment of the contract, can the construction be resumed. The loss brought by the delay should be undertaken by the leaser. Meanwhile, the leaser should follow related laws, regulations and the construction industry requirement of People’s Republic of China. Party A should strictly follow the charts provided by party B to construct. The charts will be attachment of this agreement.
3.	Transfer
Within 10 months after the contract is effective, the leaser should transfer the leasehold to the lessee for use as it is, and the lessee agrees to rent the leasehold and facilities as they are. During the transfer, both parties should make a list and sign on the list to confirm the condition of basic facilities. Photographs can be attached. For those transferred by installation, they should be confirmed at each installation.
4.	Lease expense
Rent security
As the leaser has promised not to raise the lease price of the completely new premises, which are built as per the lessee’s requirement in the contract, within three years, the leaser needs to prepay the security.
The amount of the security under this contract is twice the amount of the rent of the first season, which is RMB4,404,000.00.
(In Chinese characters: RMB4,404,000.00)
Rent
From the first year to the third year, the rent is RMB0.8 per day per square meter, which is the basic rent. From the forth year, the annual increase of the rent should not exceed 10% of the basic rent. From the third year on, additional agreement should be signed on each last month of a year about the annual rent of the next year.
House-Keeping Administration Expense
The house-keeping administration fee is RMB1.00 per month per square meter.
Power Supply Volume Increasing Expense
The procedures to increase the volume of power supply should be covered by the leaser, while all the expenses (subject to the actual expenses) caused by increasing the volume of power supply should be undertaken by the lessee.
5.	Rent Payment
Before signing this contract, the lessee should pay part of the rent security, which is RMB2,000,000.00 to the leaser, and the balance of the rent security should be paid off at one time before September 1, 2008. By the end of the lease term, within 60 days after the lessee has paid off all the rent, house-keeping administration expense and all the expenses caused by the lease action, and after the lessee has returned all the leasehold according to the contract, the leaser will return the rent security to the lessee unconditionally.
The lessee should pay for the monthly rent on or before the 3rd of each month by remitting the rent to the account number appointed by the leaser, or by other payment term agreed by both parties in written form.
Accounting Opening Bank of the Leaser: ___________________
Account number: ______________________________________
If the lessee pays the rent late, it should pay for late fee to the leaser, with the amount of: the number of days delayed times 3% of the rent payable.
The lessee should pay to the leaser for the house-keeping administration fee on or before the 3rd of each month or as stated in Clause4.3. If the house-keeping administration fee is paid late, the lessee should pay for late fee to the leaser with the amount of the number of days delayed times 3% of the house-keeping administration fee payable.
After the contract is effective, the leaser should start to cover procedures related to increasing the volume of power supply. The expense caused by increasing the volume of power supply, including but not limited to increasing the volume, should be undertaken by the lessee. The lessee should pay to the leaser for the related expenses during the procedure-covering period.
6.	Transfer of Leasehold
During the lease term, if the leaser transfers part of or all of the property rights of the leasehold, the leaser should make sure that the receiver of the property rights will continue to implement the contract. Under the same condition, the lessee has the priority to purchase the leasehold.
7.	Maintenance

During the lease term, the lessee has exclusive right of use to the facilities of the leasehold. The lessee should be responsible for the maintenance and annual survey of the facilities, and should ensure that by the end of the contract term, the facilities can be returned to the leaser in a reliable condition together with the leasehold. The leaser has the right to inspect and supervise on its condition.
The lessee is responsible for properly using and maintaining the leasehold and the facilities. The lessee should clear all the malfunctions and risks in time, so as to avoid possibilities to cause accidents.
During the lease term, the lessee should take good care of the leasehold. If the leasehold is damaged because of the lessee’s misuse, the lessee should be responsible for the repair and undertake the expense.
8.	Fire-Control Security
During the lease term, the lessee must strictly follow the Fire-Control Sanction of the People’s Republic of China and related systems, and actively assist the leaser to do fire-control well. Otherwise, all the consequent responsibilities and loss should be undertaken by the lessee.
The lessee should follow related regulation to set fire-distinguisher in the leasehold. It is forbidden to use the fire-control devices in the building for other function.
If Class A temporary fire-using action (including electric welding, hot-gas welding and so on) has to be taken for maintenance or repair in the leasehold, it must be approved by the government authority in charge of fire-control.
The lessee should follow the related regulations of fire-control authority be fully responsible for the fire-control security. The leaser has the right to inspect on the fire-control security of the leasehold within a reasonable period agreed by both parties, but it should notice the lessee in written form in advance. The lessee should not refuse without a good reason nor delay to agree.
9.	Insurance Duty
Within the lease term, the lessee is responsible for purchasing the insurance for the leasehold, the insurance for the leaser’s property and other necessary insurance (including liability insurance). If the lessee has not purchased the foregoing insurance, it should undertake all consequent compensation and liabilities.
10.	House-Keeping Administration
When the lease term is over or the contract is terminated, the lessee should clean the leasehold, finish the moving and return the leasehold to the leaser right on the day that the lease term is over or the contract is terminated. If the lessee has not cleaned the odds and ends when it returns the leasehold, the expense caused by the leaser’s cleaning the odds and ends should be undertaken by the lessee.
The lessee must follow laws of the People’s Republic of China, regulations of Tianjin City and the leaser’s regulations about the house-keeping administration of the leasehold. If the lessee violates the above, it should undertake corresponding liabilities. If the lessee’s violation of the above regulations has influenced the surrounding clients’ normal operation, the consequent loss should be compensated by the lessee.
11.	Decoration
Within the lease term, if the lessee will conduct decoration or modification to the leasehold, it must submit the design plan of the decoration or modification to the leaser and get the leaser’s approval. Meanwhile, the lessee must report to related government authority for approval. If the plan of the decoration or modification may influence the public part or other neighbors, the leaser may raise objection to that part of the plan, and the lessee should modify that part. The modification and decoration expense should be undertaken by the lessee.
If the lessee’s decoration or modification plan may influence the main structure of the leasehold, the construction of can only proceed with written consent of the leaser and the original designer.
Additional attachment brought by the decoration or modification belongs to the leaser. The lessee has no right to claim rights on the additional attachment nor to request for compensation from the leaser.
12.	Sublet
Only with the leaser’s written consent can the lessee sublet part of the leasehold, but the lessee should be responsible for the administration of the sublet part, including collecting rent from the sub-lessee. The duties and rights of party A and B under this contract will not be changed because of the subletting.
If there is any subletting, the lessee must follow the following clauses:
1] The subletting term must not exceed the lease term;
2] The function of the sublet leasehold must not exceed the function stated in Clause1;
3] It should be clearly stated in the subletting agreement by the lessee that if the lessee terminates the contract, the subletting agreement should end at the same time.
4] The lessee must request the sub-lessee to sign a letter of promise to promise that it agrees to implement the regulation related to subletting in the contract signed by the lessee and the leaser, and to promise that it will undertake joint liability for implementing the contract together with the lessee. When the lessee terminates the contract, the subletting agreement will end at the same time, and the sub-lessee will move out of the leasehold unconditionally. The lessee should submit the letter of promise, signed by the sub-lessee, to the leaser for its record within days after the subletting agreement is signed.
5] No matter the lessee terminates the contract or not, the lessee is responsible for all consequent dispute brought by the subletting.
6] The lessee should be responsible for the taxes and expenses caused by the subletting.
13.	Termination of the Contract
Within the lease term, if the lessee owes the leaser rent or house-keeping administration fee for more than one month, and if within five days after the leaser has informed the lessee to pay for the payables in written form, the lessee still fails to pay the payables, the leaser has the right to stop the lessee from using the facilities in the leasehold. The lessee should undertake all the consequent loss (including but not limited to the loss of the lessee and the sub-lessee).
If the lessee owes the leaser rent or house-keeping administration fee for more than three months, the leaser has the right to terminate the contract and follow Clause13.2 to implement. From the day that the leaser informs the lessee (including the sub-lessee) in written form such as fax or correspondence, the contract automatically ends. The leaser has the right to retain the lessee’s property (including the sub-lessee’s property) in the leasehold, and to sell by auction to pay for all the expenses that the lessee should pay for the lease till five days after the leaser sends a written notice on termination of the contract.
Without the leaser’s written consent, the lessee must not terminate the contract. If the lessee really needs to terminate the contract, it must inform the leaser two month in advance and finish the following procedures before terminating the contract:
1] To return the leasehold to the leaser;
2] To pay off the rent of the lease term and other expenses caused by the contract;
3] To pay twice amount of the monthly rent to the leaser for compensation on or before the last day before the termination date of the contract. Within five days after the lessee has implemented the foregoing duties, the leaser should return the rent security to the lessee without any interest.
14.	Clause of Impunity
If due to the modification of the government’s laws and regulations upon the leasing behavior or due to local government’s action that the leaser can not implement the contract, the Clause14.2 should be followed.
Whenever any serious natural disaster, war or other unforeseeable or irresistible force occurs, which has caused either party’s failure to implement the contract, the party that has encountered the foregoing irresistible force should notice the other party through mail or fax within 30 days, and provide details of the irresistible force and the certifying document as the reason why the contract can not be implemented completely or partially, or why the contract needs extending. The certifying document should be issued by local notarization authority of the place when the irresistible force occurred. If such certifying document can not be got, other powerful certification should be provided. The party which has suffered the irresistible force will therefore be exempted.
15.	End of the Contract
If by the termination or the end of the contract, party A and B have not reached agreement for extension, the lessee should move out of the leasehold on the terminating or ending day, and return the leasehold to the leaser. If the lessee does not move out or does not return the leasehold, it should pay to the leaser double rent, but the leaser has the right to notice the lessee in written form that it won’t accept double rent, and has the right to withdraw the leasehold, and move things in the field of the leasehold out of it. In addition, the leaser is not responsible for keeping the things.
16.	Advertisement
If the lessee needs to set advertising board on the body of the leasehold building, it must follow regulations of the government to cover related procedures and submit to the leaser for record.
If the lessee needs to set advertising board on the surrounding of the leasehold building, it should get the leaser’s written consent and follow related governmental regulation to implement.
17.	Related Taxes
On the basis of related regulations of Chinese government and the local government, the stamp tax, registration fee, lawyer witness fee and other related taxes should be undertaken by the leaser and the lessee as per related regulations. The leaser should be responsible for the related registration procedures.
18.	Notice
All the notices delivered on the basis of the requirement of the contract, the correspondences between the leaser and the lessee, and the notices and requests related to the contract must be sent in written form; as long as a mail or fax from one party to the other has been sent, or seven days after the delivery expense has been paid for a registered mail, which is sent to the address stated on the first page of the contract and the receiver of which is the other party, the mail, fax and registered mail will be regarded as received.
19.	Settlement of Dispute
If any dispute arises, it should be settled through negotiation between the two parties; or it can be settled by the people’s court at the place where the fixed assets are through lawsuit.
20.	Other Clauses
If there is anything not settled, it may be settled by an additional agreement signed by both parties after negotiation.
There should be four copies of the contract, with each of party A and B holding two.
The contract is effective after both parties have signed and stamped on it, and after the leaser has received the rent security for the first term paid by the lessee.

Leaser (stamp): (stamp)	Lessee (stamp): (stamp)
Authorized Representative (signature): ______	Authorized Representative (signature): _______
Signing Date: January 15, 2007	Signing Date: January 15, 2007